Filed Pursuant to Rule 433

Registration Statement No. 333-228614

Final Term Sheet

Dated July 29, 2021

The Bank of Nova Scotia

US$650,000,000 SENIOR FLOATING RATE NOTES DUE 2024 (Bail-inable notes)

US$650,000,000 SENIOR FLOATING RATE NOTES DUE 2024 (Bail-inable notes)

Issuer:	The Bank of Nova Scotia (the “Bank”)

Title of Securities:	Senior Floating Rate Notes due 2024 (Bail-inable notes) (the “Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$650,000,000

Trade Date:	July 29, 2021

Settlement Date:	August 3, 2021 (T+3)

Maturity Date:	July 31, 2024

Price to Public:	100.000%, plus accrued interest, if any, from the start of the initial Interest Period to the date of delivery.

Net Proceeds to the Bank After Commissions and Before Expenses:	US$649,480,000

Interest Rate:	The interest rate on the Notes for each Interest Period will be equal to Compounded SOFR plus the Margin (the “Interest Rate”).

Compounded SOFR:

A compounded average of daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index (as defined in the preliminary prospectus supplement to which this offering of Notes relates (the “Preliminary Prospectus Supplement”)) for each quarterly Interest Period in accordance with the specific formula described under “Details of the Offering—Interest—Compounded SOFR” in the Preliminary Prospectus Supplement.

Margin:	+38 basis points (the “Margin”)

Interest Payment Dates:	January 31, April 30, July 31, and October 31 of each year, commencing on October 31, 2021 (each, an “Interest Payment Date”).

Interest Period:

The period commencing on any Interest Payment Date (or, with respect to the initial Interest Period only, commencing August 3, 2021) to, but excluding, the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding such Maturity Date (the “Interest Period”).

Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Interest Payment Date.

Observation Period:

In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date).

Interest Calculation:

The amount of interest accrued and payable on the Notes for each Interest Period will be calculated by the Calculation Agent and will be equal to the product of (i) the outstanding principal amount of the Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. See “Details of the Offering—Interest—Compounded SOFR” in the Preliminary Prospectus Supplement. In no event will the interest on the Notes be less than zero.

U.S. Government Securities Business Day:

Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities (each, a “U.S. Government Securities Business Day”).

Day Count:	Actual/360

Business Day Convention:	Modified Following, Adjusted

Calculation Agent:	Computershare Trust Company, N.A.

Canadian Bail-in Powers Acknowledgement:	Yes. The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	0641596F8 / US0641596F85

Book-Running Manager:	Morgan Stanley & Co. LLC

Billing and Delivery Agent:	Morgan Stanley & Co. LLC

*

Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

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The Notes are bail-inable debt securities (as defined in the Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

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Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

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The Bank has filed a registration statement (File No. 333-228614) (including a base shelf prospectus dated December 26, 2018) and a preliminary prospectus supplement dated July 29, 2021 (including the base shelf prospectus, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Morgan Stanley & Co. LLC at 1-800-584-6837.

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No EU or UK Prospectus. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

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This Term Sheet is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This Term Sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Term Sheet relates is available only to relevant persons and will be engaged in only with relevant persons.

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